News Release

For Immediate Release

Company Contact:

David E. Grose, Chief Financial Officer

Phone: (405) 488-1304, X 6823

Website: www.qrcp.net

Quest Resource Corporation Announces

Plans for an Initial Public Offering of a

New Master Limited Partnership for its E&P Operations

OKLAHOMA CITY – (Business Wire) – June 4, 2007 – Quest Resource Corporation (NASDAQ Global Market: QRCP), the largest operating company in the Cherokee Basin, today announced that it intends to form a master limited partnership, or MLP, that would engage in an initial public offering of common units representing limited partner interests, subject to market conditions. The MLP would own all of Quest Resource’s gas and oil properties in the Cherokee Basin of southeastern Kansas and northeastern Oklahoma. The company’s gathering system, which is currently owned and operated by Quest Midstream Partners, L.P., and the undeveloped acreage leased by Quest Resource Corporation outside the Cherokee Basin would not be part of this transaction. Net proceeds from the initial public offering would be used to repay a portion of existing indebtedness.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities Act of 1933, as amended, and applicable securities laws of any such state or jurisdiction. The securities will only be offered and sold pursuant to a registration statement filed under the Securities Act of 1933, as amended.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest Resource believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the condition of the capital markets in the United States, in general, and for master limited partnerships in particular, the ability of Quest Resource to refinance on acceptable terms its credit facilities to permit the proposed transaction with respect to its Cherokee Basin properties, tax considerations, the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest Resource’s filings with the Securities and Exchange Commission. You can find Quest Resource’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest Resource undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

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